Hines

March 9, 2018

Dear Shareholder,

We are writing to provide you with an update concerning your investment in Hines Real Estate Investment Trust, Inc.

Since announcing our plan of liquidation in mid-2016, we have worked towards winding up our operations, which included issuing liquidating distributions to our shareholders in December of that year. Our efforts to complete that process, which we anticipate will include one final distribution to you, have been delayed by a lawsuit filed against the Company, its directors and the Company's sponsor in August 2016. We strongly believe this lawsuit has no merit, and we have been diligently focused on trying to get it dismissed or otherwise resolved.

We are pleased to report that we have recently reached a settlement with the plaintiffs that, if approved by the court on June 6, 2018, will allow us to issue a final liquidating distribution to you and wind up our operations. There is no action required on your part to accept the settlement, but your rights and other details of the settlement can be found in the required court notice of the settlement (which is the accompanying document in this package). Please note that to comply with and facilitate the settlement agreement, we have stopped accepting transfers of shares of the Company (except for those transfers that do not result in a change in beneficial ownership of the shares).

No distribution of the settlement amount will be made unless and until the settlement is approved by the court and becomes final. Accordingly, there can be no guarantee that the court will approve the settlement, which could potentially delay the winding up of the Company's operations and reduce or eliminate the amount of funds available to distribute to our shareholders as a final liquidating distribution. We remain cautiously optimistic that the settlement will receive the court's approval.

A final liquidating distribution to our shareholders would be comprised of reserves set aside by the Company plus any net settlement amount (as defined in the settlement agreement). Although we can't determine the exact amount of such liquidating distribution at this time, if the court approves the settlement on June 6, 2018 we estimate that the amount of the final liquidating distribution would be in the range of $0.05 and $0.07 per share, which we expect would be paid shortly after court approval of the settlement, and thereby complete the final operations of the Company. In compliance with the settlement agreement, such final liquidating distribution would be paid to shareholders of record as of March 2, 2018.

Thank you for your patience and understanding as we work to finally resolve this outstanding matter. If you would like additional information, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2018 or contact Hines Investor Relations at 888.220.6121.

Sincerely yours,

Sherri W. Schugart

Sherri W. Schugart
President & CEO

HINES REAL ESTATE INVESTMENT TRUST, INC.

2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
P 888.220.6121
F 713.966.2661

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected approval of the settlement by the court, the expected timing and amount of the final liquidating distribution and the completion of the winding up of the Company's operations. These risks and uncertainties include, without limitation, the risk that the court will not approve the settlement on June 6, 2018 or at all. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this letter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.